                                                             OMB APPROVAL
                                                     --------------------------
                                                     OMB Number:  3235-0105
                                                     Expires: December 31, 1996
                                                     Estimated average burden
                                                     hours per response....55.00
                                                     ---------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 2
                                       TO
                                    FORM T-3

                FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES
                      UNDER THE TRUST INDENTURE ACT OF 1939


                                 RB ASSET, INC.
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                               (Name of applicant)

                    645 Fifth Avenue New York, New York 10022
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                    (Address of principal executive offices)

           Securities to be Issued Under the Indenture to be Qualified

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                       Title of Class                         Amount
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
 Increasing Rate Junior Subordinated Notes due 2006       $36,316,000*


Approximate date of proposed    On or promptly after the date of acceptance of
public offering:                shares of 15% Non-Cumulative Perpetual Preferred
                                Stock, Series A, par value $1.00, pursuant to the Offering Circular dated November 25, 1998, incorporated by reference herein as Exhibit
                                T3E1 hereto.

Name and address of agent   Nelson L. Stephenson, President
for service:                RB Asset, Inc.
                            645 Fifth Avenue
                            New York, New York 10022


---------------------
* Plus such additional principal amount of Subordinated Notes as may be issued in payment of interest on the Subordinated Notes from the date of their initial issuance until the semi-annual interest period beginning on January 16, 2002.

                         ------------------------------

The obligor hereby amends this application for qualification on such date or dates as may be necessary to delay its effectiveness until: (i) the 20th day after the filing of a further amendment which specifically states that it shall supersede this amendment, or (ii) such date as the Commission, acting pursuant to Section 307(c) of the Act, may determine upon the written request of the obligor.


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     Contents of application for qualification. This application for qualification comprises--

     (a)  Pages numbered 1 to 4, consecutively.

     (b) The statement of eligibility and qualification of each trustee under the indenture to be qualified.

     (c) The following exhibits in addition to those filed as a part of the statement of eligibility and qualification of each trustee.

                             ----------------------

Exhibit T3A    Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form
               10-K for the fiscal year ended June 30, 1998.

Exhibit T3B    By-Laws of the Company, incorporated by reference to Exhibit 3.4 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998.

Exhibit T3C    Form of Indenture by and between the Company and LaSalle National
               Bank, incorporated by reference to Exhibit (b)(1) to the Company's Schedule 13E-4 Issuer Tender Offer Statement Amendment
               No. 2 dated December 22, 1998.

Exhibit T3E1   Offering Circular of the Company dated November 25, 1998,
               incorporated by reference to Exhibit (a)(1) to the Company's
               Schedule 13E-4 Issuer Tender Offer Statement dated November 25,
               1998.

Exhibit T3E2   Letter of Transmittal of the Company dated November 25, 1998, incorporated by reference to Exhibit (a)(2) to the Company's
               Schedule 13E-4 Issuer Tender Offer Statement dated November 25,
               1998.

Exhibit T3E3   Notice of Guaranteed Delivery of the Company dated November 25,
               1998, incorporated by reference to Exhibit (a)(3) to the Company's Schedule 13E-4 Issuer Tender Offer Statement dated
               November 25, 1998.

Exhibit T3E4   Letter to Holders of the 15% Non-Cumulative Perpetual Preferred
               Stock, Series A, par value $1.00 of the Company dated November
               25, 1998, incorporated by reference to Exhibit (a)(4) to the Company's Schedule 13E-4 Issuer Tender Offer Statement dated
               November 25, 1998.

Exhibit T3E5   Letter to Brokers, Dealers, Commercial Banks, Trust Companies and
               Other Nominees of the Company dated November 25, 1998, incorporated by reference to Exhibit (a)(5) to the Company's
               Schedule 13E-4 Issuer Tender Offer Statement dated November 25,
               1998.

Exhibit T3E6   Letter to Clients of the Company dated November 25, 1998,
               incorporated by reference to Exhibit (a)(6) to the Company's
               Schedule 13E-4 Issuer Tender Offer Statement dated November 25,
               1998.

Exhibit T3E7   IRS Guidelines, incorporated by reference to Exhibit (a)(7) to the Company's Schedule 13E-4 Issuer Tender Offer Statement dated
               November 25, 1998.

Exhibit T3F    Cross Reference Sheet showing the location on the indenture of the provisions inserted thereon pursuant to Sections 310 through 318(a), inclusive, of the Trust Indenture Act of 1939, as amended
               (included in Exhibit T3C).

Exhibit 99* Statement of Eligibility and Qualification on Form T-1 of LaSalle National Bank, as Trustee.























--------
*   Previously filed


                                       3

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                                    SIGNATURE

     Pursuant to the requirements of the Trust Indenture Act of 1939, the applicant, RB Asset, Inc., a corporation organized and existing under the laws of Delaware, has duly caused this amendment to application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of New York, and State of New York, on the 22nd day of December, 1998.

(SEAL)
                                 RB ASSET, INC.

                             By  /s/ Nelson L. Stephenson
                                 ------------------------
                                 Name: Nelson L. Stephenson
                                 Title:  President and Chief Executive Officer
Attest: /s/ Shiela Boyd
        ------------------
        Name: Shiela Boyd












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